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                                                                     EXHIBIT 5.1
                                  June 29, 2006

Citigroup Commercial Mortgage Securities Inc.
388 Greenwich Street
New York, New York 10013

          Re:  Citigroup Commercial Mortgage Trust 2006-C4
               Commercial Mortgage Pass-Through Certificates, Series 2006-C4

Ladies and Gentlemen:

          We have acted as special counsel to Citigroup Commercial Mortgage
Securities Inc. (the "Depositor") in connection with:

          (i) the creation of a common law trust (the "Trust") and the issuance of the Citigroup Commercial Mortgage Trust 2006-C4, Commercial Mortgage
     Pass-Through Certificates, Series 2006-C4 (the "Certificates"), consisting of multiple classes designated Class A-1, Class A-2, Class A-SB, Class A-3,
     Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class X, Class
     E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N,
     Class O, Class P, Class R and Class Y, pursuant to the Pooling and
     Servicing Agreement, dated as of June 1, 2006 (the "Pooling and Servicing
     Agreement"), between the Depositor as depositor, Midland Loan Services,
     Inc. as master servicer, J.E. Robert Company, Inc. as special servicer and
     LaSalle Bank National Association as trustee;

          (ii) the transfer of certain multifamily and commercial mortgage loans
     (collectively, the "Mortgage Loans") by the Depositor to the Trust,
     pursuant to the Pooling and Servicing Agreement, in exchange for the issuance of the Certificates at the direction of the Depositor; and

          (iii) the sale by the Depositor, and the purchase by Citigroup Global
     Markets Inc., Barclays Capital Inc., Banc of America Securities LLC, PNC
     Capital Markets LLC and Deutsche Bank Securities Inc. (collectively, the
     "Underwriters"), of the Class A-1, Class A-2, Class A-SB, Class A-3, Class
     A-1A, Class A-M, Class A-J, Class B, Class C and Class D Certificates
     (collectively, the "Publicly Offered Certificates"), pursuant to the
     Underwriting Agreement, dated as of June 20, 2006 (the "Underwriting
     Agreement"), between the Depositor and the Underwriters.

          In the course of our acting as special counsel to the Depositor as described above, we prepared or reviewed the Pooling and Servicing Agreement and the Underwriting Agreement

 Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

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June 29, 2006

(together, the "Agreements"). Capitalized terms not defined herein have the respective meanings set forth in the Pooling and Servicing Agreement and, to the extent not defined therein, in the Underwriting Agreement.

          In addition, we have reviewed or been involved in the preparation of the following documents:

          (a) the Prospectus Supplement, dated June 20, 2006 (the "Prospectus
     Supplement"), specifically relating to the Publicly Offered Certificates and the Trust;

          (b) the Supplement, dated June 26, 2006, to the Prospectus Supplement, relating to the pass-through rate on the Class A-1 Certificates;

          (c) the Prospectus, dated June 8, 2006, relating to publicly offered mortgage-backed securities, including mortgage pass-through certificates evidencing interests in trust funds established by the Depositor; and

          (d) the registration statement on Form S-3 (No. 333-132746) (the
     "Registration Statement") filed with the Securities and Exchange Commission
     (the "Commission") under the Securities Act of 1933, as amended (the "1933
     Act").

          For purposes of rendering the opinions set forth below, we have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents and records as we have deemed relevant or necessary as the basis for the opinions set forth below; we have obtained such certificates from and made such inquiries of officers and representatives of the parties to the Agreements and public officials as we have deemed relevant or necessary as the basis for such opinions; and we have relied upon, and assumed the accuracy of, such other documents and records, such certificates and the statements made in response to such inquiries, with respect to the factual matters upon which such opinions are based. We have also assumed (i) the truthfulness and accuracy of each of the representations and warranties as to factual matters contained in the Agreements, (ii) the legal capacity of natural persons, (iii) the genuineness of all signatures, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic originals of all documents submitted to us as certified, conformed or photostatic copies, (vi) the due organization of each of the parties to the
Agreements and the valid existence of each such party in good standing under the laws of its jurisdiction of organization, (vii) the power and authority of all parties to the Agreements to enter into, perform under and consummate the transactions contemplated by the Agreements, without any resulting conflict with or violation of the organizational documents of any such party or with or of any law, rule, regulation, order, writ or decree applicable to any such party or its assets, and without any resulting default under or breach of any other agreement or instrument by which any such party is bound or which is applicable to it or its assets, (viii) the due authorization by all

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June 29, 2006

necessary action, and the due execution and delivery, of each of the Agreements by all parties thereto, (ix) that each of the Agreements is the legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms, (x) the compliance with the Agreements by all parties thereto, (xi) the absence of any other agreement that supplements or otherwise modifies the express terms of the Agreements, and (xii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates that we have reviewed.

          Based upon and subject to the foregoing, we are of the opinion that the Publicly Offered Certificates have been legally issued and are fully paid and non-assessable.

          We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading
"Legal Matters" in the Prospectus Supplement. In giving such consent, we do not consider that we are "experts", within the meaning of the term as used in the
1933 Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

          We express no opinion as to any laws other than the laws of the State of New York and do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above.

                                           Very truly yours,

                                           /s/ Sidley Austin LLP